    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 24, 1997
                                                  REGISTRATION NO. 33-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM S-8


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                    TRW INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            OHIO                                         34-0575430
  (STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)


                    1900 RICHMOND ROAD, CLEVELAND, OHIO 44124
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


                       THE TRW DEFERRED COMPENSATION PLAN
                            (FULL TITLE OF THE PLAN)



                     MARTIN A. COYLE, SECRETARY OF TRW INC.
                               1900 RICHMOND ROAD,
                              CLEVELAND, OHIO 44124
                                 (216) 291-7200
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)


                         CALCULATION OF REGISTRATION FEE

=========================================================================================================
                                             Proposed        Proposed maximum
 Title of securities      Amount to be   maximum offering       aggregate          Amount of
  to be registered         registered     price per share    offering price    registration fee
---------------------------------------------------------------------------------------------------------


  Deferred Compensation  $75,000,000 (2)         100%          $75,000,000(2)      $22,727.27
   Obligations (1)

---------------------------------------------------------------------------------------------------------

(1) The Deferred Compensation Obligations are unsecured obligations of TRW Inc. to pay deferred compensation in the future in accordance with the terms of the TRW Inc. Deferred Compensation Plan.

(2) The maximum aggregate offering price is based upon an estimate, solely for the purpose of computing the registration fee.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed by TRW Inc. (the "Company") are incorporated herein by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference:

        (a) (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

               (ii) TRW's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996;

               (iii) TRW's Current Reports on Form 8-K dated February 29, 1996, March 21, 1996, April 25, 1996, October 4, 1996, October 23,1996,
               and December 16, 1996; and

        (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 after December 31, 1995.

        Until the Company files a post-effective amendment to this Registration Statement indicating that all securities offered have been sold, or deregistering all such securities which remain unsold, all documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the termination of the offering of the securities registered pursuant to this Registration Statement shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

        Under the TRW Inc. Deferred Compensation Plan (the "Plan"), the Company will provide eligible employees the opportunity to enter into agreements for the deferral of a specified percentage or dollar amount of their incentive compensation, as defined in the Plan ("Incentive Compensation"). The obligations of the Company under such agreements (the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan. The Plan is unfunded and the Company is not required to set aside assets to be used for payment of the value of the Obligations. Participants have no right, interest or claim in the assets of the Company, except as unsecured general creditors.

        The description of the terms and conditions of the Obligations in this
Item 4 is qualified by reference to the Plan, which is filed as Exhibit 4 to this Registration Statement and incorporated herein by reference.

        The amount of compensation to be deferred by each participating employee (each, a "Participant") will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be payable on a date selected by each Participant in accordance with the terms of the Plan. In the event of a Participant's termination of employment with the Company, any Obligation will be payable as specified in the Plan. The Obligations will be indexed to one or more indexes individually chosen by each Participant from a list of investment media. Each Participant's Obligation will be adjusted to reflect the investment experience, whether positive or negative, of the selected index, including any appreciation or depreciation. The Obligations will be denominated and payable in United States dollars.

        Neither a Participant nor any other person may assign, alienate, sell, seize, sequester, transfer, pledge, or encumber the Obligations prior to actual payment of deferred compensation.

        The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. However, the Company reserves the right in its sole discretion to amend, suspend or terminate the Plan at any time, except that no such suspension or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as defined in the Plan without the consent of the person affected.

        The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices and beneficiary designations, responding to any requests for consents, waivers, amendments or information pertaining to the Obligations, enforcing covenants and taking action upon default.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.
                                      -4-

        The validity of the obligations being registered has been passed upon by Martin A. Coyle, Executive Vice President, General Counsel and Secretary of TRW Inc. Mr. Coyle is an eligible Participant in the Plan.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits. Ohio law permits, and the Company's Regulations require, the Company to indemnify a Director, officer, employee and certain other persons ("Covered Persons") against expenses, judgments, fines, and settlements reasonably incurred in a nonderivative suit, and against expenses reasonably incurred in a derivative suit, if the Covered Person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company. In addition, Ohio law permits, and the Regulations require, the Company to indemnify a Covered Person in a criminal action or proceeding, other than in a derivative suit, if the person had no reasonable cause to believe his or her conduct was unlawful. The Company's Regulations require the Company to indemnify a Covered Person against amounts paid in settlement of a derivative action up to an amount that would reasonably have been expended in the person's defense if the proceeding had been prosecuted to conclusion.

        Unless ordered by a court, no indemnification of expenses in a derivative suit is authorized by Ohio law or permitted by the Company's Regulations if the Covered Person is finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company. However, if a Covered Person is successful on the merits or in defense of any matter, indemnification of expenses is mandatory. In addition, under Ohio law, a Director's expenses shall be paid by the Company as they are incurred, provided the Director agrees to reasonably cooperate with the Company and to repay the amounts advanced if it is proved by clear and convincing evidence that the Director's action or failure to act was done with reckless disregard for the best interests of the Company. The Regulations permit the Company to make payments in advance of final disposition of an action to Covered Persons if authorized by the Company's Directors.

        Under Ohio law, a Director is not liable for monetary damages unless it is proved by clear and convincing evidence that the Director's action or failure to act was undertaken with deliberate intent to cause injury to the Company or with reckless disregard for the best interests of the Company. There is, however, no comparable provision limiting the liability of officers, employees, or agents of a corporation. Neither the statutory right to indemnification, nor the rights set forth in the Company's Regulations, is exclusive, and each is in addition to any other rights granted to persons seeking indemnification.

        The Company's Directors and officers are insured under policies of insurance maintained by the Company against certain losses, subject to various limitations and exclusions, arising from claims made against them, including claims made against them under the securities laws, by reason of being or having been Directors or officers. Insurance is also provided, subject to various limitations and exclusions, to certain officers and Directors acting in their capacities as fiduciaries.
                                      -5-

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8.   EXHIBITS.

        The Exhibits to this Registration Statement are listed in the Exhibit Index on Page 7, which Exhibit Index is incorporated herein by this reference.


ITEM 9.   UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lyndhurst, State of Ohio, on the 24th day of January, 1997.

                     TRW INC.

                     By  /S/ Martin A. Coyle
                         ------------------------------------------------------
                         Martin A. Coyle, Executive Vice President and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                TITLE                                      DATE
---------                -----                                      ----

J. T. GORMAN*            Chairman of the Board, Chief               January 24, 1997
                         Executive Officer and Director
P. S. HELLMAN*           President, Chief Operating                 January 24, 1997
                         Officer and Director
C. G. MILLER*            Executive Vice President and               January 24, 1997
                         Chief Financial Officer
T. A. CONNELL*           Vice President and Controller              January 24, 1997
M. H. ARMACOST*          Director                                   January 24, 1997
R. M. GATES*             Director                                   January 24, 1997
C. H. HAHN*              Director                                   January 24, 1997
G. H. HEILMEIER*         Director                                   January 24, 1997
K. N. HORN*              Director                                   January 24, 1997
E. B. JONES*             Director                                   January 24, 1997
W. S. KISER*             Director                                   January 24, 1997
D. B. LEWIS*             Director                                   January 24, 1997
J. T. LYNN*              Director                                   January 24, 1997
L. M. MARTIN*            Director                                   January 24, 1997
J. D. ONG*               Director                                   January 24, 1997
R. W. POGUE*             Director                                   January 24, 1997

        Martin A. Coyle, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of each of the above-named officers and Directors of TRW Inc., pursuant to a power of attorney executed by each of such officers and Directors and filed with the Securities and Exchange Commission.


* By   /s/ Martin A. Coyle                                    January 24, 1997
       ------------------------------------
       Martin A. Coyle, Attorney-in-fact

                                  EXHIBIT INDEX
                                  -------------



 EXHIBIT                                                       SEQUENTIALLY
 NUMBER                   DESCRIPTION OF EXHIBIT               NUMBERED PAGE
 ------                   ----------------------               -------------

    4                 Text of the TRW Inc. Deferred                  8
                      Compensation Plan

    5                 Opinion of Martin A. Coyle                    23

   23(a)              Consent of Martin A. Coyle
                      (included in Exhibit 5)

   23(b)              Consent of Ernst & Young LLP                  24

   24                 Power of Attorney                             25



                                      -7-